As filed with the Securities and Exchange Commission on July 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRESENIUS MEDICAL CARE AG & CO.

KOMMANDITGESELLSCHAFT auf AKTIEN (KGaA)

(Exact name of registrant as specified in its charter)

FRESENIUS MEDICAL CARE AG & Co. KGaA

(Translation of Registrant’s Name  into English)

Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Else-Kröner-Strasse 1

61352 Bad Homburg v.d.H., Germany

Telephone: 011-49-6172-609-0

(Address of Principal Executive offices, including Zip Code)

FRESENIUS MEDICAL CARE AKTIENGESELLSCHAFT 2001 INTERNATIONAL STOCK INCENTIVE PLAN

FRESENIUS MEDICAL CARE AG & CO. KGaA STOCK OPTION PLAN 2011

(Full Title of the Plan)

Ronald Kuerbitz

Fresenius Medical Care Holdings, Inc.

920 Winter Street

Waltham, MA 02451-1457

(781) 402-9000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Robert A. Grauman, Esq.
Baker & McKenzie LLP
1114 Avenue of the Americas
New York, New York  10036
(212) 626-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary Shares, no par value, issuable under Stock Option Plan 2011(3)	12,000,000	$70.61	$847,320,000	$115,574.45
Ordinary Shares, no par value, issuable under the 2001 International Stock Incentive Plan(3)	32,006	$70.61	$2,259,943.66	$308.12
(1)

Pursuant to Rule 416(a), this registration statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Fresenius Medical Care AG & Co. KGaA Stock Option Plan 2011 and/or the Fresenius Medical Care Aktiengesellschaft 2001 International Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

The Proposed Maximum Aggregate Offering Price (estimated solely for purposes of computing the registration fee) is calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, computed based upon a market value of € 53.86 per ordinary share, calculated by taking the average of the high and low prices for such shares reported in [Bloomberg] on June 26, 2013, converted to U.S. dollars at the noon buying rate of €1.00 = $1.3113, as determined by the Board of Governors of the Federal Reserve System on June 21, 2013.

(3)

American Depositary Receipts evidencing American Depositary Shares (“ADSs”) issuable upon deposit of the Ordinary Shares registered hereby have been registered under separate registration statements on Form F-6 (Registration No. 333-140664).

EXPLANATORY NOTE

Pursuant to a Registration Statement on Form S-8 (File No. 333-131840) filed with the Securities and Exchange Commission on February 14, 2006, Fresenius Medical Care AG & Co. KGaA (the “Company”) registered 2,986,203 non-voting Preference Shares, no par value (8,958,609 Preference Shares after giving effect to a three-for-one share split effective May 15, 2007), issuable upon exercise of options and conversion of convertible bonds (collectively, “Preference Share Options”) issued under the Fresenius Medical Care AG 1996 Stock Incentive Plan, the Fresenius Medical Care AG 1998 Stock Incentive Plan and the Fresenius Medical Care Aktiengesellschaft 2001 International Stock Incentive Plan (the “2001 International Plan”).  On May 16, 2013, at separate meetings of the Ordinary Shareholders and Preference Shareholders of the Company (together, the “Shareholders”), the Shareholders approved resolutions providing for the mandatory conversion of all outstanding Preference Shares of the Company into Ordinary Shares of the Company (the “Conversion”).  Amendments to the Company’s Articles of Association effecting the Conversion were registered in the Commercial Register in Hof, Germany, on June 28, 2013.  As a result of the Conversion, all Preference Shares of the Company were converted into Ordinary Shares, and all outstanding Preference Share Options were converted into options to acquire Ordinary Shares.  Upon effectiveness of the Conversion, 32,006, Preference Share Options (giving effect to the three-for-one stock split referred to above) were outstanding, all of which are presently exercisable and all of which were issued under the 2001 International Plan.

This Registration Statement on Form S-8 is being filed (1) to register the Ordinary Shares issuable upon exercise of options issued under the Fresenius Medical Care AG & Co. KGaA Stock Option Plan 2011 and the Ordinary Shares which, as a result of the Conversion, are issuable upon exercise of Preference Share Options issued under the 2001 International Plan and (2) to deregister all remaining Preference Shares previously registered pursuant to Registration Statement No. 333-131840.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Form S-8, as applied to foreign private issuers, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.         Plan Information

Not filed as part of this registration statement pursuant to the Note to Part I of Form S-8.  The documents containing the information specified in this Item have been or will be sent or given to participants in the respective plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.   Registrant Information and Employee Plan Annual Information

Not filed as part of this registration statement pursuant to the Note to Part I of Form S-8.  The documents containing the information specified in this Item have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents, which Fresenius Medical Care AG & Co. KGaA (“Fresenius Medical Care KGaA” or the “Registrant”), has filed with or furnished to the Securities and Exchange Commission (the “Commission”), are incorporated in this registration statement by reference, except as superseded or modified as described herein:

(a)	The Registrant’s latest annual report on Form 20-F (Commission file No. 001-32749) for the year ended December 31, 2012, filed with the Commission on February 26, 2013 (the “2012 Form 20-F”).

(b)	The Registrant’s report on Form 6-K (Commission file No. 001-32749) dated March 14, 2013 and furnished to the Commission on March 14, 2013.

(c)

The Registrant’s report on Form 6-K (Commission file No. 001-32749) dated April 30, 2013 and furnished to the Commission on April 30, 2013 containing the Registrant’s unaudited consolidated financial statements at March 31, 2013 and for the periods ended March 31, 2013 and 2012.

(d)

The description of the Ordinary Shares, including the descriptions of the Ordinary Share American Depositary Receipts and the Pooling Arrangements contained in the Company’s Report on Form 8-K filed February 13, 2006, as modified by the descriptions of such securities contained in the 2012 Form 20-F. With respect to Stock Option Plan 2011, the description of the American Depository Receipts is incorporated for information purposes only, inasmuch as only Ordinary Shares are issuable upon the exercise of options under Stock Option Plan 2011.

In addition, all reports on Form 20-F which we file with the SEC and, to the extent, if any, designated therein, certain reports on Form 6-K which we furnish to the SEC after the date of the prospectus and prior to the termination of the offering of the shares offered thereby, shall be deemed to be incorporated by reference in this prospectus from the date of filing or furnishing of such documents or reports, to the extent not superseded by documents or reports subsequently filed or furnished.

We will provide without charge to each plan participant, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference (other than certain exhibits to such documents). Any request should be made in writing or by telephone to the appropriate party at one of the following addresses:

In North America	Elsewhere

Fresenius Medical Care North America	Fresenius Medical Care AG & Co. KGaA
Investor Relations	Investor Relations
5412 Maryland Way, Suite 208	61346 Bad Homburg, Germany
Brentwood, TN 37027	Attn: Oliver Maier
Attn: Terry Morris	++ 49 6172 609-2601
Toll Free: 1(800) 948-2538

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.         Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel

The validity of the securities offered hereunder has been passed upon by Noerr LLP.  Dr. Dieter Schenk, a partner in Noerr LLP , is the vice chairman of the supervisory board of the Registrant and of Fresenius Medical Care Management AG, the general partner of the Registrant. Dr. Schenk is also a member of the supervisory board of Fresenius Management SE. Fresenius Management SE is the general partner of Fresenius SE & Co. KGaA (“Fresenius SE”), which  owns 100% of the share capital of the general partner of the Registrant and, as of February 18, 2013, owns approximately 31.2% of the Registrant’s Ordinary Shares.  Dr. Schenk is also one of the executors of the estate of Mrs. Else Kröner.  The Else-Kröner Fresenius Stiftung, a charitable foundation established under the will of the late Mrs. Kröner, owns 100% of the share capital of Fresenius Management SE and approximately 27.1% of the voting shares of Fresenius SE.  The foundation’s voting rights are exercised by the executors of Mrs. Kröner’s estate, currently Dr. Dieter Schenk and Dr. Karl Schneider (also a member of the supervisory board of Fresenius Management SE) as well as Wilfried Baranowsky.

Item 6.         Indemnification of Directors and Officers

Under German law, Fresenius Medical Care KGaA may indemnify its officers and, under certain circumstances, German labor law requires it to do so. However, the Registrant may not, as a general matter, indemnify members of its supervisory board or members of the management board or supervisory board of its general partner.  It may, however, purchase directors and officers insurance. Fresenius Medical Care KGaA has arranged for such insurance coverage at what it believes to be commercially reasonable rates, terms and conditions. Such insurance is subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of its management board or supervisory board or a partnership limited by shares to indemnify members of its supervisory board or members of the management board or supervisory board of its general partner for attorneys’ fees incurred if such member is the successful party in a suit in a country such as the U.S., where winning parties are required to bear their own costs, if German law would have required the losing party to pay such member’s attorney’s fees had the suit been brought in Germany.

Item 7.         Exemption from Registration Claimed

Not Applicable.

Item 8.         Exhibits

The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number	Exhibit Description

4.1

Convenience translation of the Articles of Association of Fresenius Medical Care AG & Co. KGaA (incorporated by reference to Exhibit 1.1 to the 2012 Form 20-F of Fresenius Medical Care AG & Co. KGaA filed with the Commission February 26, 2013).

5.1	Opinion of Noerr LLP as to the legality of the securities being registered.

23.1	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft.

23.2	Consent of Noerr LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page herein).

Item 9.         Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering:

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Bad Homburg, Germany on this 1 day of July, 2013.

FRESENIUS MEDICAL CARE AG & Co. KGaA,
a partnership limited by shares, represented by

FRESENIUS MEDICAL CARE MANAGEMENT AG,
its general partner

By:	/s/ Rice Powell
Name:	Rice Powell
Title:	Chief Executive Officer and Chairman of the Management Board of the General Partner

By:	/s/ Michael Brosnan
Name:	Michael Brosnan
Title:	Chief Financial Officer and Member of the Management Board of the General Partner

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Rice Powell and Michael Brosnan, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she may or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rice Powell	Chairman of the Management Board of Fresenius Medical Care Management AG (“Management AG”), Chief Executive Officer of Fresenius Medical Care AG & Co. KGaA	July 1, 2013
Rice Powell

/s/ Michael Brosnan	Member of the Management Board of Management AG, Chief Financial Officer and Chief Accounting Officer of Fresenius Medical Care AG & Co. KGaA	July 1, 2013
Michael Brosnan

/s/ Roberto Fusté	Member of the Management Board of Management AG	July 1, 2013
Roberto Fusté

/s/ Emanuele Gatti	Member of the Management Board of Management AG	July 1, 2013
Dr. Emanuele Gatti

/s/ Ronald Kuerbitz	Member of the Management Board of Management AG	July 1, 2013
Ronald Kuerbitz

/s/ Rainer Runte	Member of the Management Board of Management AG	July 1, 2013
Dr. Rainer Runte

/s/ Olaf Schermeier	Member of the Management Board of Management AG	July 1, 2013
Dr. Olaf Schermeier

/s/ Kent Wanzek	Member of the Management Board of Management AG	July 1, 2013
Kent Wanzek

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1

Convenience translation of the Articles of Association of Fresenius Medical Care AG & Co. KGaA (incorporated by reference to Exhibit 1.1 to the 2012 Form 20-F of Fresenius Medical Care AG & Co. KGaA filed with the Commission February 26, 2013).

5.1	Opinion of Noerr LLP, as to the legality of the securities being registered.

23.1	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft.

23.2	Consent of Noerr LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page herein).